U.S. SECURITIES AND EXCHANGE COMMISSION

                               Washington, DC 20549


                                     Form 8-K

                                   CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of
                        the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 24, 1996


                       California Micro Devices Corporation
              -----------------------------------------------------
              (Exact name of registrant as specified in its charter)



       California                 33-399-77        94-2672609
      -------------               ---------        ----------
State or other jurisdiction      (Commission      (IRS Employer
    of Incorporation)             File Number)    Identification No.)


         215 Topaz Street, Milpitas, CA                  95035-5430
         ------------------------------                  ----------
   (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:     (408)263-3214
                                                         ------------


                            Not Applicable
      ------------------------------------------------------------
      (Former name or former address, if changed since last report)

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

Item 7.	Financial Statements and Exhibits
           ---------------------------------

     On July 24, 1996, California Micro Devices Corporation (the
"Company") released certain information regarding the Company's first quarter 1997 financials attached hereto.




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

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: August 2, 1996            CALIFORNIA MICRO DEVICES CORPORATION


                      By:


                           -----------------------------------
                            Scott Hover-Smoot
                            Secretary and General Counsel

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
                                                 NEWS RELEASE
[California Micro Devices Corporation logo]

	        California Micro Devices

                          Contacts:  Jeffrey  Kalb,  President and CEO
                                     (408) 934-3106
                                     John Trewin, Vice President and CFO
                                     (408) 934-3103
                                     Roberta Silverstein, Press and Media
                                     (408) 934-3141

                                     For Immediate Release

                 CALIFORNIA MICRO DEVICES FIRST FISCAL QUARTER
                      SHOWS INCREASED SALES, REDUCED PROFITS

Milpitas, CA, July 24, 1996 -- California Micro Devices Corporation (NASDAQ NMS: CAMD) (CMD), headquartered here, today reported net income of $332,000, or $0.03 per share, on revenues of $9.6 million, for the quarter ended June 30, 1996, the first quarter of its fiscal year 1997. This compares with net income of $517,000, or $0.05 per share, on revenues of $8.6 million, for the quarter ended June 30, 1995. Average share and share equivalents outstanding increased to 11,020,000 from 9,792,000 at June 30, 1995, including 1,500,000 shares held in trust in connection with the proposed, but not approved, February 1995 preliminary settlement of shareholder class action lawsuits.

According to Jeffrey Kalb, CMD's president and chief executive officer, "Although the Company showed approximately 11% year over year revenue growth, revenues were down approximately 12.5% from the previous quarter due to the challenging market situation which is impacting most of the components industry. Margins have dropped approximately 10 points compared to a year ago, primarily due to a significant change in product mix. We have already taken steps to reduce costs and improve margins, including a company-wide shutdown during the first week of July. Additional cost reductions are in progress. However, it will take a shift back in product mix and/or a combination of revenue increases and cost reductions to reach last year's margin levels. The Company is working towards this end."

As Kalb noted, "While we are controlling costs, we are not neglecting our future. We invested $987,000 in R&D this quarter compared to $866,000 a year ago, emphasizing our confidence in the future of the business. This increased investment was more than offset by reduced administrative expenses. Although legal costs continue to be very high, we have significantly reduced the unusual consultant, audit and other costs that increased expenses last year."

Mr. Kalb also pointed to the strength of the Company's balance sheet. "We have $19 million in cash. While this is down $3.2 million from the beginning of the fiscal year, the change reflects investments in facilities and equipment, as well as reductions in debt, which combined totaled $3.0 million during the quarter. Our receivables continue to be in line with published industry norms. Inventories increased at the beginning of the quarter as sales momentum decreased, but have been held flat since then."

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The Company also offered some forward looking guidance with regard to the course of its business. Forward looking statements involve a number of risks and uncertainties including, but not limited to, product demand, pricing, market acceptance, risk of dependence on third party suppliers, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in CMD's
Securities and Exchange Commission filings.

The Company noted that its book-to-bill ratio for the June quarter was 0.73, compared to 0.98 in the previous quarter ended March 31, 1996. "Along with the rest of the semiconductor and related industries, we have seen many customers requiring much shorter lead times." Kalb said. "They are reducing their inventories, and giving us significantly shorter lead times than this time a year ago, greatly impacting the book-to-bill. Fortunately, we had already taken steps during the last year to reduce our manufacturing lead times by over one third, and are continuing to seek further improvements. This, together with slightly more inventory, should put us in a good position to respond to customer demands."

"However," continued Kalb, "with shorter lead times and the resulting lower backlogs, the future becomes more difficult to predict.  Based on what we can see now, revenues for the second quarter could be flat or up slightly over the first quarter. CMD is reacting to the changing environment, but slow to moderate growth will keep pressure on margins
and profits.   We are taking steps which should improve those margins and we will continue to control operating expenses tightly. We also have aggressive new design activity centered around CMD's thin film passive products, semiconductor peripheral integration programs, and particularly our new P/Active[JT1](TM) family of products. All these efforts should lead to improved growth opportunities when the Company and industry emerge from this transition period."

Headquartered in Milpitas, California, California Micro Devices (CMD) designs, manufactures and markets integrated thin-film, silicon-based termination and filtering passive components and active electronic circuitry. CMD's products target the requirements of computer, networking and communication-based customers for smaller, densely integrated devices that operate at higher frequencies with superior performance and functionality.

Statements contained herein which are not historical facts are forward looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the risk factors discussed herein, the Company's future actual results could differ materially from those discussed above.



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                         CALIFORNIA MICRO DEVICES CORPORATION
                                  Balance Sheets
                               (Amounts in thousands)
                                   (Unaudited)

                                              June 30,     March 31,
                                                1996          1996
                                              --------     ---------
ASSETS:
Current assets:

  Cash and short-term securities              $18,946       $22,150
  Accounts receivable, less allowance for
    doubtful accounts of $909 and $960          4,558         4,500
  Inventories                                   7,515         6,940
  Prepaid expenses and other assets               462           585
                                              -------       -------
    Total current assets                       31,481        34,175

Property, plant & equipment, net               11,564         9,314
Restricted cash                                 1,144           905
Other long term assets                            450           534

    Total assets                              $44,639       $44,928
                                              =======       =======

LIABILITIES & SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                             $3,091        $2,832
  Accrued salaries and benefits                 1,032         1,250
  Other accrued liabilities                     3,355         4,279
  Deferred margin on shipments to distributors  1,027         1,039
  Current maturities of long-term debt and
    capital lease obligations                     855         1,282
                                               ------        ------
    Total current liabilities                   9,360        10,682

Long-term debt, less current maturities         7,490         7,490
Capital lease obligations, less current
  maturites                                       226           299
Deferred income                                     -           107
                                              -------       -------
    Total liabilities                          17,076        18,578

Shareholders' equity:
  Common stock - no par value; authorized
    25,000,000; issued and outstanding
    10,497,593 shares                          56,378       55,442
  Retained earnings                           (28,815)     (29,092)
                                              -------      -------
    Total shareholders' equity                 27,563       26,350
                                              -------      -------
  Total liabilities and shareholders' equity  $44,639      $44,928

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                   CALIFORNIA MICRO DEVICES CORPORATION
                           Statements of Operations
               (Amounts in thousands, except per share data)
                                 (Unaudited)

                                        Three Months Ended June 30,
                                        ---------------------------
                                             1996            1995
                                        ------------      ----------
Revenues:

  Net product sales                        $9,295           $8,344
  Technology related revenues                 300              303
                                           ------            -----
    Total revenues                          9,595            8,647

Cost and expenses:
  Cost of sales                             6,224            4,753
  Research and development                    987              866
  Selling, marketing and administrative     2,152            2,474
                                           ------           ------
    Total costs and expenses                9,363            8,093
                                           ------           ------
Operating income                              232              554
Other (income) expense, net                  (100)              37
                                           ------           ------
Income before income taxes                    332              517

Income taxes (benefit)                          -                -
                                           ------           ------
Net income                                  $ 332           $ 517
                                           ======          ======
Net income per share                        $0.03           $0.05

Weighted average common shares
  and share equivalents outstanding        11,020           9,782
                                           ======          ======

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